UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 2, 2024

Astra Energy, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-52205	20-3113571
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1100 Benjamin Franklin Drive, Unit 802 Sarasota Florida 34236

(Address of principal executive offices, including zip code)

(800) 705-2919

(Registrant's telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.24d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.23e-4(c))’

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common	ASRE	OTCQB

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As of December 2, 2024, the board of directors of the Astra Energy Inc. (the “Company”), accepted the resignation of Benjamin Grier.

As of December 4, 2024, the board of directors of the Company appointed William (Bill) Harrington as the CEO of Regen Waste Management Inc., a wholly owned subsidiary of Astra Energy Inc.

Bill has more than 50 years of experience in the development and construction management of some of the most complex generation facilities in the USA. His strength is the diversity of his knowledge and experience in building, owning, and operating complex energy projects. He has been CEO of subsidiaries of two “Fortune 500 Companies” and has spoken to Boards of Directors, Bond Rating Agencies, and served as interim executive. Bill has been intimately involved in numerous nuclear plants including the responsibility for the complete construction of a 4+Billion-dollar nuclear complex in the state of Illinois.

Bill has been involved in the development of green energy parks, with eight biomass plants as their energy center in the Northeast. In the energy transition, Bill has been at the forefront of combining biomass electricity production with biochar production facilities to sequester CO2 while enhancing crop growth through a blended fertilizer product called FertiliChar. He has worked as a consultant, developer, owner, and operator. Bill is a recognized leader in converting idled assets into useful resources that contribute to the “green energy” initiative both domestic and globally. Bill sits on several corporate boards as a director and has served as an advisor to some of the largest global firms in the construction and development of power generation assets.

Item 1.02 Termination of a Material Definitive Agreement.

On March 8, 2024, Company entered into a Joint Venture Agreement (the "Agreement") with Powertron Global LLC ("Powertron"). The Company is the majority owner of Regreen Technologies Inc. (“Regreen”), which holds patents related to the processing of waste-to-energy (the “Patents”).

Pursuant to the Agreement, the Company and Powertron were to create a new entity (“Newco”) under which all of the waste-to-energy Patents would be assinged from Regreen to Newco. In consideration of the Agreement, Powertron was required to make non-refundable payments of $1,000,000 to the Astra, create Newco and provide a plan of arrangement for its public listing of which an initial 4M shares of stock would be distributed to Astra shareholders, and make a lump sum payment of $4,000,000 September 10, 2024. Powertron made the non-refundable payment of $1,000,000 to the Company and did create a Newco. The plan of arrangement for a public listing has not yet been concluded and the payment of $4,000,000 was not made.

At Powertron's request the Company granted two successive 45-day extensions beyond the initial closing date for the reasons that Powertron is engaged in a larger transaction than originally anticipated and discussions regarding a major financing to accompany the public listing that will include not just the Newco but Powertron as well.

The Company has not agreed to grant a further extension. Both parties still have interest in working together and are in discussions on how best to proceed with a new transaction.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASTRA ENERGY, INC.

Dated: December 5, 2024	By:	/s/ Ronald W. Loudoun
Ronald W. Loudoun
CEO

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